Exhibit 31.2
COMPLIANCE STATEMENT

In connection with the preparation and delivery of the annual report on Form 10-K of MS Structured Asset Corp. on behalf of SATURNS Trust No. 2003-6 for the fiscal year ending December 31, 2010, and the certifications given by In-Young Chase with respect thereto, the undersigned hereby certifies that he is a duly elected Senior Vice President of Bank of America, National Association as successor by merger to LaSalle Bank National Association (the “Trustee”) and further certifies in his capacity as such as follows:

1.           I have reviewed all reports on Form 8-K containing distribution reports filed in respect of periods included in the year covered by this annual report, of MS Structured Asset Corp. on behalf of SATURNS Trust No. 2003-6;

2.           Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report, except for any material misstatements or omissions that may be disclosed in Exhibit B;

3.           Based on my knowledge, except as disclosed in Exhibit B, the distribution information required to be provided to the depositor by the Trustee under the applicable trust agreement for inclusion in these reports is included in these reports;

4.           I am familiar with the operations of Bank of America, National Association, as successor by merger to LaSalle Bank National Association with respect to the SATURNS program and SATURNS Trust No. 2003-6 and the requirement imposed by the applicable trust agreement, and except as disclosed in the distribution reports and as disclosed in Exhibit B, the Trustee has fulfilled its obligations under the applicable trust agreement; and

5.           Based on my knowledge, and except as disclosed in the distribution reports referenced on Exhibit A to this compliance certificate, there are no material legal proceedings with respect to any trust, involving the trust or Bank of America, National Association as successor by merger to LaSalle Bank National Association as trustee.

By: /s/ Thomas M. O'Connor
Name: Thomas M. O'Connor
Title: Senior Vice President
Date: March 29, 2011

Exhibit A

SATURNS Trust No.:	Closing Date	Payment Dates	Form 8-K Filing Dates (Not Trust Agreement Filings in connection with Closing Date) For FY 2010
2003-6	4/3/03	February 16, August 16 and November 1	February 23, 2010, August 17, 2010 and November 5, 2010

SATURNS Trust No.:	Closing Date	Event Description	Form 8-K Filing Dates (Not Trust Agreement Filings in connection with Closing Date or filings related to Payment Dates) For FY 2010
2003-6	4/3/03	Not Applicable	None this fiscal year

Exhibit B

With respect to the distribution reports that were filed with the Securities and Exchange Commission on (x) February 23, 2010 and August 17, 2010, (i) the interest rate applicable to the Securities was unreported and should have been reported as 6.125% and (ii) the amount received from the Securities was unreported and should have been reported as $2,450,000.00; and (y) November 5, 2010, (i) the interest rate was unreported and should have been reported as 6.125%, (ii) the amount received from the Securities was unreported and should have been reported as $0.00, (iii) the Swap Recipients should have been reported as SATURNS Trust No. 2003-6 instead of None,  and (iv) the Swap Amount Received should have been reported as $56,422,142.48 instead of $0.00.  These errors will be corrected on or before August 31, 2011 and revised remittance reports are expected to be sent to applicable investors on or before August 31, 2011.

Capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Standard Terms for Trust Agreement, dated March 4, 2003.